Exhibit 3.57

AMENDMENT TO THE
LIMITED LIABILITY COMPANY AGREEMENT OF
CLEAR WIRELESS LLC

This Amendment to the Limited Liability Agreement of Clear Wireless LLC (this “Amendment”), is made and entered into effective as of this 24th day of March, 2021, by its current member SprintCom, Inc.

WHEREAS, the Limited Liability Agreement (“Agreement”) was executed on December 5, 2008.

WHEREAS, the original member of the Company was Clearwire Communications LLC.

WHEREAS, pursuant to a corporate restructure in 2020, the current member of the Company is now SprintCom, Inc. (the “Member”).

NOW, THEREFORE, the Member hereby amends the following:

1.	Paragraph 7 of the Agreement is hereby amended in its entirety with the following:

7.	Member. The name and address of the Member are as follows:

Name	Address

SprintCom, Inc.	12920 SE 38th St.
Bellevue, WA 98006

IN WITNESS WHEREOF, the Member has executed this Amendment as of the date first set forth above.

SPRINTCOM, INC.

By:	/s/ David A. Miller
David A. Miller
Executive Vice President,
General Counsel & Secretary